Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated April 9, 2021, except for the effects of the stock split discussed in Note 7 to the financial statements, as to which the date is June 23, 2021, relating to the financial statements of Torrid Holdings Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-256871) of Torrid Holdings Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-256871) incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 30, 2021